Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL Reports Higher Second Quarter Earnings

Increases Earnings Guidance for 2007

DAYTON, Ohio–July 25, 2007–DPL Inc. (NYSE: DPL) today reported basic earnings from continuing operations of $0.50 per share for the second quarter of 2007 compared to $0.20 per share for the second quarter of 2006.

Significant items in the second quarter of 2007 compared to the second quarter of 2006 were:

•                  Gain on settlement of former executive litigation of $31 million or $0.18 per share;

•                  Increased retail revenue primarily due to weather of $15.4 million or $0.09 per share;

•                  Increased retail rates of $11.5 million or $0.06 per share;

•                  AEGIS insurance recovery of $14.5 million or $0.08 per share;

•                  Gain on sale of corporate aircraft of $6.0 million or $0.03 per share;

•                  Lower fuel costs due to outages of $12.9 million or $0.07 per share; and

•                  Higher purchased power volume due to planned and unplanned outages of ($34.5) million or ($0.20) per share.

Total basic earnings were $0.54 per share for the second quarter of 2007, which included $0.04 per share in earnings from discontinued operations resulting from gain on settlement of the former executive litigation. For the same period in 2006, total basic earnings were $0.20 per share, with no earnings from discontinued operations.

“I am very pleased with the many accomplishments that our Company had in the second quarter 2007, including operating income up 24% over the second quarter of 2006, settlement of the former executive litigation, and successful implementation of the scrubber at Killen Station,” stated DPL President and Chief Executive Officer Paul Barbas. “We continue to focus on cost control throughout the entire Company, while working closely with our partners to improve the operational performance of all plants in our generation portfolio.”

For the six months ended June 30, 2007, basic earnings per share from continuing operations were $0.98 compared to $0.63 in 2006. Including discontinued operations, total basic earnings per share were $1.07 in 2007 versus $0.70 in 2006 for the six month period.

Second Quarter and Year-To-Date Financial Results

Revenues increased 11% to $343.1 million for the three months ended June 30, 2007 compared to $309.0 million for the same period in 2006. This increase was primarily the result of higher average rates for retail and wholesale sales, higher retail sales volume and an increase in RTO ancillary revenue. Total degree days were 18% higher in the second quarter of 2007 compared to the second quarter of 2006.

	Three Months Ended June 30,
$ in millions	2007	2006	Variance
Electric Revenues – Retail	$284.2	$258.2	$26.0
Electric Revenues – Wholesale	30.4	30.5	(0.1)
Electric Revenues – RTO ancillary	25.8	17.4	8.4
Other Revenues, Net of Fuel Costs	2.7	2.9	(0.2)
Total Revenues	$343.1	$309.0	$34.1

For the six months ended June 30, 2007, revenues increased 11%, to $722.8 million from $650.1 million for the same period in 2006.

Fuel, which includes coal, gas, oil and emission allowance costs, decreased $15.1 million, or 19%, in the second quarter of 2007 compared to the same period in 2006 due to lower average fuel prices and a 16% decrease in generation output.

	Three Months Ended June 30,
$ in millions	2007	2006	Variance
Coal	$61.3	$72.6	$(11.3)
Gas	1.9	3.1	(1.2)
Oil	1.6	1.8	(0.2)
Emission Allowance Costs	(1.3)	1.1	(2.4)
Total Fuel Costs	$63.5	$78.6	$(15.1)

Fuel costs decreased $9.0 million, or 6%, for the six months ended June 30, 2007 compared to the same period in 2006. Despite this decrease, total fuel costs for 2007 are projected to be relatively flat compared to 2006.

Purchased power costs increased $46.2 million in the second quarter of 2007 compared to the same period in 2006 resulting from higher purchased power volume of $34.5 million and a $6.9 million increase due to higher average market rates. The increase in purchased power volume was primarily the result of increased sales volume and partner-operated generating facilities being less available compared to the same period in 2006 due to planned and unplanned outages.

	Three Months Ended June 30,
$ in millions	2007	2006	Variance
Purchased Power	$66.2	$24.9	$41.3
RTO Ancillaries	17.0	12.1	4.9
Total Purchased Power	$83.2	$37.0	$46.2

For the six months ended June 30, 2007, purchased power increased $73.1 million to $135.4 million compared to $62.3 million for the same period in 2006.

Gross margin increased $3.0 million, or 2%, to $196.4 million in the second quarter of 2007 compared to the same period in 2006. As a percentage of total revenues, gross margin decreased to 57.2% in the second quarter of 2007 compared to 62.6% in the second quarter of 2006. This result reflects the favorable impact of the increase in retail revenues and lower fuel costs, offset by increased purchased power costs.

For the six months ended June 30, 2007, gross margin increased $8.6 million, or 2%, to $433.6 million, compared to $425.0 million for the same period in 2006.

Operation and maintenance expense decreased $9.1 million, or 13%, in the second quarter 2007 compared to the second quarter 2006, primarily resulting from a $14.5 million insurance settlement related to the litigation with three former executives, the gain on the sale of the corporate aircraft of $6.0 million, and an insurance reserve adjustment of $2.0 million. These decreases were partially offset by increased power production costs largely related to boiler maintenance of $6.6 million and other power production related charges of $5.4 million.

For the six months ended June 30, 2007, operation and maintenance expense decreased $2.2 million, or 2%, to $130.8 million compared to the same period in 2006.

Depreciation and amortization decreased $2.7 million and $6.1 million, respectively, for the second quarter 2007 and six months ended June 30, 2007 compared to the same periods in 2006 primarily reflecting the absence of depreciation on the Darby and Greenville peaking units and the impact of asset retirements. These decreases were partially offset by increased depreciation related to higher plant balances.

Amortization of regulatory assets increased $0.8 million to $2.5 million in the second quarter 2007 compared to the same period in 2006. The increase reflects the amortization of customer billing system modifications to accommodate electric choice, deferred PJM administrative fees, and incremental storm costs incurred in 2004 and 2005. These costs are being recovered through retail rate riders that went into effect at various times throughout 2006.

For the six months ended June 30, 2007, amortization of regulatory assets increased $2.6 million compared to the same period in 2006.

Investment income increased $0.8 million to $5.3 million in the second quarter of 2007 compared to the second quarter in 2006. The increase was primarily the result of $3.2 million in realized gains from the sale of a portion of the financial assets held in DP&L’s Master Trust Plan used in the litigation settlement with the three former executives, partially offset by lower interest income reflecting lower cash and short-term investment balances.

For the six months ended June 30, 2007, investment income decreased $2.6 million to $8.3 million compared to the same period in 2006.

Interest expense for the second quarter of 2007 decreased $6.5 million, or 25%, compared to the same period in 2006. Decreases in interest expense resulted from the redemption of DPL’s $225 million 8.25% Senior Notes on March 1, 2007 and higher capitalized interest associated with DP&L’s major construction projects. These decreases were partially offset by additional interest expense resulting from DP&L’s $100 million 4.8% Series Pollution Control Bonds issued September 13, 2006.

For the first six months ended June 30, 2007, interest expense decreased $9.7 million, or 19%, compared to the same period in 2006.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $103.9 million at June 30, 2007, compared to $262.2 million at December 31, 2006, a decrease of $158.3 million. In addition, DPL had $2.2 million in restricted funds at June 30, 2007 compared to $10.1 million at December 31, 2006. The decrease in cash and cash equivalents was primarily attributable to the retirement of DPL’s $225 million 8.25% Senior Notes, $171.2 million in capital expenditures and $55.8 million in dividends paid on common stock, partially offset by $112.4 million in cash generated from operating activities and $158.4 million in proceeds realized from the sale of Darby and Greenville peakers and corporate aircraft.

Capital expenditures were $171.2 million for the six months ended June 30, 2007 compared to $200.3 million for the first six months in 2006.

Settlement of Executive Litigation

On May 21, 2007, DPL settled the litigation with the three former executives for $25 million. Prior to the settlement date, DPL had accrued obligations of approximately $64.2 million. As part of this settlement, the three former executives dismissed all their claims against DPL and relinquished 1.3 million RSUs and forfeited 3.6 million stock options.

As a result of this settlement, DPL realized a net pre-tax gain in continuing and discontinued operations of approximately $31.0 million and $8.2 million, respectively. The net gain is comprised of the reversal of the $64.2 million of accrued obligations less the $25 million settlement. The $25 million settlement was funded from the sale of assets held in DP&L’s Master Trust Plan, which resulted in a $3.2 million realized gain that is included in investment income for the second quarter 2007.

Future Outlook

Basic Earnings from Continuing Operations – The Company has increased its guidance for basic earnings per share from continuing operations from $1.60 to $1.75 for 2007 to $1.90 to $2.05. This increased estimate for 2007 is based primarily on the following one-time, non-recurring items:

•                  Gain on settlement of former executive litigation of $0.18 per share;

•                  AEGIS insurance recovery of $0.07 per share; and

•                  Gain on sale of corporate aircraft of $0.03 per share.

Capital Forecast

Over the three-year period of 2007 through 2009, DPL is projecting to invest an estimated $675 million in capital projects, approximately 40% of which is related to changing environmental standards. This represents a $30 million increase over the previously reported estimate of $645 million and is due to increases in capital projects at partner-operated generating plants.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts on Thursday, July 26, 2007, at 9:00 a.m. Eastern Time to discuss results. Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section. Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast. For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website for three months.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in the press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, pricing, delays, contractor and supplier performance and availability; significant delays associated with large construction projects; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Earnings Per Share of Common Stock - Basic:
–From Continuing Operations	$0.50	$0.20	$0.98	$0.63
–From Discontinued Operations	$0.04	$—	$0.09	$0.07
Total	$0.54	$0.20	$1.07	$0.70

Earnings Per Share of Common Stock - Diluted:
–From Continuing Operations	$0.45	$0.18	$0.88	$0.59
–From Discontinued Operations	$0.04	$—	$0.08	$0.06
Total	$0.49	$0.18	$0.96	$0.65

Earnings
–From Continuing Operations	$53.6	$22.6	$104.8	$73.9
–From Discontinued Operations	$5.1	$—	$10.0	$7.6
Total	$58.7	$22.6	$114.8	$81.5

Average Number of Common Shares Outstanding:
Basic	107.9	114.1	107.7	117.1
Diluted	119.5	123.4	119.4	126.3

DPL Inc.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
	June 30,
$ in millions	2007	2006
	(unaudited)
Cash flows from operating activities:
Net income	$114.8	$81.5
Less: Earnings from discontinued operations	(10.0)	(7.6)
Earnings from continuing operations	104.8	73.9

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69.0	75.1
Gain on settlement of executive litigation	(31.0)	—
Gain on sale of aircraft	(6.0)	—
Amortization of regulatory assets, net	5.4	2.8
Deferred income taxes	14.0	3.4
Captive insurance provision	0.3	3.5
Gain on sale of other investments	(3.1)	(2.2)
Changes in certain assets and liabilities	(70.3)	(24.9)
Deferred compensation assets	7.7	3.5
Deferred compensation obligations	1.3	(1.4)
Other	20.3	(0.3)
Net cash provided by operating activities	112.4	133.4

Cash flows from investing activities:
Capital expenditures	(171.2)	(200.3)
Purchases of short-term investments and securities	—	(856.0)
Sales of short-term investments and securities	—	984.0
Proceeds from the sale of peaking units, net	151.0	—
Proceeds from the sale of aircraft	7.4	—
Proceeds held in trust	(2.2)	—
Net cash provided by / (used for) investing activities	(15.0)	(72.3)

Cash flows from financing activities:
Purchase of treasury shares	—	(348.2)
Exercise of stock options	14.5	0.2
Tax impact related to exercise of stock options	0.5	—
Retirement of long-term debt	(225.0)	—
Withdrawal of restricted funds held in trust	10.1	—
Dividends paid on common stock	(55.8)	(59.0)
Issuance of short-term debt, net	95.0	—
Retirement of short-term debt, net	(95.0)	—
Net cash (used for) financing activities	(255.7)	(407.0)

Cash and cash equivalents:
Net change	(158.3)	(345.9)
Balance at beginning of period	262.2	595.8

Cash and cash equivalents at end of period	$103.9	$249.9

Supplemental cash flow information:
Interest paid, net of capitalized interest	$47.2	$48.4
Income taxes paid, net	$79.3	$77.0

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEET

	At	At
	June 30,	December 31,
$ in millions	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$103.9	$262.2
Restricted funds held in trust	2.2	10.1
Accounts receivable, less provision for uncollectible accounts of $1.5 and $1.4, respectively	264.7	225.0
Inventories, at average cost	96.8	85.4
Taxes applicable to subsequent years	23.7	48.0
Other current assets	12.5	37.7
Total current assets	503.8	668.4

Property:
Held and used:
Property, plant and equipment	4,885.2	4,718.5
Less: Accumulated depreciation and amortization	(2,198.9)	(2,159.2)
Net property	2,686.3	2,559.3

Held for sale:
Property, plant and equipment	—	283.5
Less: Accumulated depreciation and amortization	—	(132.3)
Net property	—	151.2

Other assets:
Regulatory assets	140.4	148.6
Other deferred assets	52.0	84.7
Total other assets	192.4	233.3

Total Assets	$3,382.5	$3,612.2

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion - long-term debt	$100.8	$225.9
Accounts payable	207.4	169.4
Accrued taxes	100.5	155.2
Accrued interest	29.4	35.2
Other current liabilities	29.3	38.3
Total current liabilities	467.4	624.0

Noncurrent liabilities:
Long-term debt	1,451.7	1,551.8
Deferred taxes	372.7	355.2
Unamortized investment tax credit	42.1	43.6
Insurance and claims costs	22.2	21.9
Other deferred credits	222.0	280.7
Total deferred credits	2,110.7	2,253.2

Preferred stock	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	$1.1	$1.1
Warrants	50.0	50.0
Common stock held by employee plans	(72.3)	(69.0)
Accumulated other comprehensive income	(9.4)	(6.5)
Retained Earnings	812.1	736.5
Total common shareholders’ equity	781.5	712.1

Total Liabilities and Shareholders’ Equity	$3,382.5	$3,612.2

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Sales (millions of kWh):
Residential	1,133	1,039	2,771	2,507
Commercial	1,005	938	1,937	1,831
Industrial	1,117	1,097	2,094	2,085
Other retail	376	351	714	689
Total retail	3,631	3,425	7,516	7,112

Wholesale	558	681	1,678	1,500

Total sales	4,189	4,106	9,194	8,612

Revenues ($ in thousands):
Residential	$114,340	$101,464	$262,317	$232,095
Commercial	81,064	73,000	155,762	144,299
Industrial	62,993	59,687	120,489	117,492
Other retail	24,304	21,627	45,830	42,234
Other miscellaneous revenues	1,433	2,414	4,283	5,393
Total retail	284,134	258,192	588,681	541,513

Wholesale	30,418	30,522	87,103	67,942

RTO ancillary revenues	25,894	17,339	41,556	35,043

Other revenues, net of fuel costs	2,694	2,925	5,493	5,623

Total revenues	$343,140	$308,978	$722,833	$650,121

Other Statistics:
Average price per kWh - retail (cents)	7.79	7.47	7.78	7.54
Fuel cost per net kWh generated (cents)	1.98	2.04	1.98	1.95
Electric customers at end of period	513,743	513,965	513,743	513,965
Average kWh use per residential customer	2,482	2,273	6,061	5,485
Peak demand - maximum one-hour use (mw)	2,947	2,954	2,947	2,954

Degree Days
Heating	558	554	3,447	3,068
Cooling	337	206	346	206

Inquiries concerning this report should be directed to:

Joseph R. Boni III

Treasurer

Telephone (937) 259-7230

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.